                                                                    EXHIBIT 99.1


                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

                SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Premiere Technologies, Inc.:

    We have audited the accompanying supplemental consolidated balance sheets of PREMIERE TECHNOLOGIES, INC. (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1997 and 1996 and the related supplemental consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1997, 1996 and 1995. The supplemental consolidated statements give retroactive effect to the merger with Xpedite Systems, Inc. on February 27, 1998, which has been accounted for as a pooling of interests as described in
Note 3. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premiere Technologies, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995, after giving retroactive effect to the merger with Xpedite Systems, Inc. as described in Note 3, all in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 13, 1998

                  PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             1997       1996
                                                           ---------  --------
                          ASSETS
CURRENT ASSETS
  Cash and equivalents.................................... $  43,731  $ 22,616
  Marketable securities...................................   154,569    67,900
  Accounts receivable (less allowances of $7,248 and
   $3,286, respectively)..................................    55,040    40,353
  Prepaid expenses and other..............................    10,589    13,009
  Deferred income taxes, net..............................    27,957     6,072
                                                           ---------  --------
    Total current assets..................................   291,886   149,950
                                                           ---------  --------
PROPERTY AND EQUIPMENT, NET...............................    87,428    66,008
                                                           ---------  --------
OTHER ASSETS
  Deferred income taxes, net..............................       544     3,534
  Strategic alliances and investments, net................    54,328    31,982
  Goodwill, net...........................................   104,244    14,823
  Intangibles and other...................................    22,937    17,035
                                                           ---------  --------
                                                            $561,367  $283,332
                                                           =========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable........................................ $  46,281  $ 30,109
  Deferred revenue........................................     7,139       419
  Accrued taxes...........................................    12,639    17,603
  Accrued liabilities.....................................    34,635    23,977
  Revolving line of credit, net of issue costs............   128,456       --
  Current maturities of long-term debt....................     2,941    23,931
  Current portion of capital lease obligations............     3,302     4,061
  Accrued restructuring and other special charges.........    22,324       --
                                                           ---------  --------
    Total current liabilities.............................   257,717   100,100
                                                           ---------  --------
LONG-TERM LIABILITIES
  Long-term debt..........................................       854    46,266
  Obligations under capital lease.........................     2,708     7,776
  Convertible subordinated notes, net of issue costs......   167,270       --
  Other accrued liabilities...............................    11,879     3,809
                                                           ---------  --------
    Total long-term liabilities...........................   182,711    57,851
                                                           ---------  --------
COMMITMENTS AND CONTINGENCIES.............................       --        --
SHAREHOLDERS' EQUITY
  Common stock, $.01 par value; 150,000,000 shares
   authorized, 44,670,619 and 41,933,781 shares issued and
   outstanding, respectively..............................       447       419
  Additional paid-in capital..............................   246,255   211,582
  Note receivable, shareholder............................      (973)      --
  Cumulative translation adjustment.......................    (3,551)     (117)
  Accumulated deficit.....................................  (121,239)  (86,503)
                                                           ---------  --------
    Total shareholders' equity............................   120,939   125,381
                                                           ---------  --------
                                                           $ 561,367  $283,332
                                                           =========  ========

  Accompanying notes are integral to these supplemental financial statements.

                  PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                      THREE YEARS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    1997      1996      1995
                                                  --------  --------  --------
REVENUES......................................... $395,505  $327,322  $203,227
COST OF SERVICES.................................  127,550   101,394    59,616
                                                  --------  --------  --------
GROSS PROFIT.....................................  267,955   225,928   143,611
                                                  --------  --------  --------
OPERATING EXPENSES
  Selling, general and administrative............  170,291   163,769   111,672
  Depreciation and amortization..................   29,260    22,621    13,515
  Restructuring and other special charges........   90,099    11,030    53,000
  Accrued settlement costs.......................    1,650     1,250     2,500
                                                  --------  --------  --------
    Total operating expenses.....................  291,300   198,670   180,687
                                                  --------  --------  --------
OPERATING INCOME (LOSS)..........................  (23,345)   27,258   (37,076)
                                                  --------  --------  --------
OTHER INCOME (EXPENSE)
  Interest, net..................................   (2,561)   (4,845)   (4,090)
  Gain on contract termination...................      --        --      1,193
  Other, net.....................................      637       (31)      336
                                                  --------  --------  --------
    Total other income (expense).................   (1,924)   (4,876)   (2,561)
                                                  --------  --------  --------
INCOME (LOSS) BEFORE INCOME TAXES AND
EXTRAORDINARY ITEM...............................  (25,269)   22,382   (39,637)
PROVISION FOR (BENEFIT FROM) INCOME TAXES........   (2,005)    8,491     2,756
                                                  --------  --------  --------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM......  (23,264)   13,891   (42,393)
                                                  --------  --------  --------
EARLY EXTINGUISHMENT OF LONG TERM DEBT, NET OF
 INCOME TAX BENEFIT
 OF $385.........................................     (577)      --        --
                                                  --------  --------  --------
NET INCOME (LOSS)................................ $(23,841)  $13,891  $(42,393)
                                                  ========  ========  ========
BASIC NET INCOME (LOSS) PER SHARE
  Income (loss) before extraordinary item........ $  (0.55) $   0.37  $  (1.52)
  Early extinguishment of long term debt.........    (0.01)      --        --
                                                  --------  --------  --------
  Net income (loss).............................. $  (0.56) $   0.37  $  (1.52)
                                                  ========  ========  ========
DILUTED NET INCOME (LOSS) PER SHARE
  Income (loss) before extraordinary item........ $  (0.55) $   0.34  $  (1.52)
  Early extinguishment of long term debt.........    (0.01)      --        --
                                                  --------  --------  --------
  Net income (loss).............................. $  (0.56) $   0.34  $  (1.52)
                                                  ========  ========  ========

  Accompanying notes are integral to these supplemental financial statements.

                  PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                      THREE YEARS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                      SERIES A                                                                                         TOTAL
                      (FORMERLY           ADDITIONAL     STOCK        NOTE     CUMULATIVE     STOCK                SHAREHOLDERS'
                    SERIES 1994)   COMMON  PAID-IN-  SUBSCRIPTIONS RECEIVABLE  TRANSLATION  WARRANTS   ACCUMULATED     EQUITY
                   PREFERRED STOCK STOCK   CAPITAL    RECEIVABLE   SHAREHOLDER ADJUSTMENT  OUTSTANDING   DEFICIT     (DEFICIT)
                   --------------- ------ ---------- ------------- ----------- ----------- ----------- ----------- -------------
BALANCE, DECEMBER
 31, 1994........      $ 3,907      $210    $54,352     $   (75)      $ --       $   (27)       $ 244      $(52,629)  $ 5,982
Common stock
 issued on
 subscription....          --         56      2,306      (2,362)        --           --         --            --          --
Issuance of
 Xpedite common
 stock for
 acquisitions....          --         15     18,256         --          --           --         --            --       18,271
Exercise of stock
 options.........          --          8        445         --          --           --         --            --          453
Income tax
 benefit from
 exercise of
 stock options...          --        --       2,622         --          --           --         --            --        2,622
Other equity
 transactions,
 primarily S-
 corporation
 distributions ..          --        --        (143)        --          --           --         --         (1,789)     (1,932)
Translation
 adjustment......          --        --         --          --          --           (48)       --            --          (48)
Net loss.........          --        --         --          --          --           --         --        (42,393)    (42,393)
                       -------      ----   --------     -------       -----      -------      -----     ---------    --------
BALANCE, DECEMBER
 31, 1995........      $ 3,907      $289   $ 77,838     $(2,437)      $ --       $   (75)      $ 244     $(96,811)   $(17,045)
Conversion of
 Series A
 Preferred Stock
 ................      $(3,907)       31      3,876         --          --           --         --            --          --
Conversion of
 Xpedite
 subordinated
 notes to common
 stock...........          --          4      5,190         --          --           --         --            --        5,194
Conversion of
 stock warrants..          --          6        238         --          --           --        (244)          --          --
Payment of
 subscriptions
 receivable......          --        --         --        2,437         --           --         --            --        2,437
Issuance of
 common stock:
 Initial public
  offering.......          --         46     74,571         --          --           --         --            --       74,617
 Acquisition
  (TeleT)........          --          5      7,495         --          --           --         --            --        7,500
 Strategic
  investment
  (WorldCom).....          --         21     25,174         --          --           --         --            --       25,195
 Secondary
  offering
  (Xpedite)......          --          7     10,306         --          --           --         --            --       10,313
 Exercise of
  stock options..          --         10        674         --          --           --         --            --          684
Income tax
 benefit from
 exercise of
 stock options...          --        --       6,886         --          --           --         --            --        6,886
Other equity
 transactions,
 primarily S-
 corporation
 distributions ..          --        --        (666)        --          --           --         --         (3,583)     (4,249)
Translation
 adjustment......          --        --         --          --          --           (42)       --            --          (42)
Net income.......          --        --         --          --          --           --         --         13,891      13,891
                       -------      ----   --------     -------       -----      -------      -----     ---------    --------
BALANCE, DECEMBER
 31, 1996........      $   --       $419   $211,582     $   --        $ --       $  (117)     $ --      $ (86,503)   $125,381
Payment of debt
 in common stock
 (Voice-Tel
 Acquisitions)...          --          5     11,577         --          --           --         --            --       11,582
Issuance of
 common stock:
 Voice-Tel
  Acquisitions...          --          2        789         --          --           --         --            --          791
 Exercise of
  stock options..          --         21      6,432         --          --           --         --            --        6,453
Income tax
 benefit from
 exercise of
 stock options...          --        --      15,420         --          --           --         --            --       15,420
Issuance of
 shareholder note
 receivable......          --        --         --          --         (973)         --         --            --         (973)
Recapitalization
 of S-Corporation
 retained
 earnings........          --        --         735         --          --           --         --           (735)        --
Other equity
 transactions,
 primarily S-
 corporation
 distributions...          --        --        (280)        --          --           --         --        (10,160)    (10,440)
Translation
 adjustment......          --        --         --          --          --        (3,434)       --            --       (3,434)
Net loss.........          --        --         --          --          --           --         --        (23,841)    (23,841)
                       -------      ----   --------     -------       -----      -------      -----     ---------    --------
BALANCE, DECEMBER
 31, 1997........      $   --       $447   $246,255     $   --        $(973)     $(3,551)     $ --      $(121,239)   $120,939
                       =======      ====   ========     =======       =====      =======      =====     =========    ========

  Accompanying notes are integral to these supplemental financial statements.

                  PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                      THREE YEARS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                  1997       1996       1995
                                                ---------  ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).............................. $ (23,841) $  13,891  $(42,393)
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities
 Depreciation and amortization.................    29,260     22,621    13,515
 Payments for restructuring, accrued
  settlement costs and other special charges...   (42,792)       --        --
 Restructuring, accrued settlement costs and
  other special charges........................    91,749     12,280    55,500
 Write-off of capitalized debt issue costs.....       961        --        --
 Deferred income taxes.........................    (4,566)    (3,171)   (2,330)
 Changes in assets and liabilities:
  Accounts receivable, net.....................   (10,387)   (10,850)   (4,536)
  Prepaid expenses and other...................     1,074     (1,415)   (4,958)
  Accounts payable and accrued expenses........    (5,410)    15,676     5,106
                                                ---------  ---------  --------
   Total adjustments...........................    59,889     35,141    62,297
                                                ---------  ---------  --------
   Net cash provided by operating activities...    36,048     49,032    19,904
                                                ---------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
 (Purchase) redemption of marketable
  securities, net..............................   (86,669)   (69,719)    2,535
 Strategic alliances and investments...........   (24,066)    (4,777)      --
 Purchase of property and equipment............   (43,253)   (31,141)  (16,085)
 Cash paid for intangibles.....................       --      (6,193)      --
 Acquisitions..................................   (94,521)    (2,870)  (46,199)
 Other ........................................       118        622       652
                                                ---------  ---------  --------
   Net cash used in investing activities.......  (248,391)  (114,078)  (59,097)
                                                ---------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Initial public offering, net..................       --      74,617       --
 Issuance of common stock......................       --      10,314       --
 Payment of stock subscriptions receivable.....       --       2,437       --
 Exercise of stock options.....................    15,566        589       488
 Shareholder distributions, primarily S-
  corporation distributions....................    (9,360)    (3,550)   (1,480)
 Principal payments under borrowing
  arrangements.................................  (118,672)   (19,603)   (8,944)
 Proceeds from convertible subordinated notes..   172,500        --        --
 Debt issue costs..............................    (7,214)       --        --
 Issuance of debt .............................   183,904      6,901    52,018
 Issuance of shareholder note receivable.......      (973)       --        --
 Other ........................................    (1,763)    (1,343)     (205)
                                                ---------  ---------  --------
   Net cash provided by financing activities...   233,988     70,362    41,877
                                                ---------  ---------  --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH........      (530)       (19)      (33)
NET INCREASE IN CASH AND EQUIVALENTS...........    21,115      5,297     2,651
CASH AND EQUIVALENTS, beginning of period......    22,616     17,319    14,668
                                                ---------  ---------  --------
CASH AND EQUIVALENTS, end of period............ $  43,731  $  22,616  $ 17,319
                                                =========  =========  ========

  Accompanying notes are integral to these supplemental financial statements.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND ITS BUSINESS

  Premiere Technologies, Inc. and subsidiaries ("Company") is a leading provider of enhanced communications services that simplify communications for businesses and individuals. The Company's enhanced communication services include 800-based services, voice messaging, full service conference calling, enhanced document distribution (including fax and e-mail) and internet-based communications which the Company delivers through its private network. The Company's private network integrates these enhanced communication services by utilizing digital switching technology, frame relay and internet protocols. Management believes a network-based solution provides the Company's customers the flexibility of accessing and utilizing the Company's services through a computer or telephone and allows them to avoid costly investment in equipment. The Company markets its services globally through its direct sales force, direct marketing and direct response campaigns and strategic partner programs. The Company's operation centers consist of points of presence in over 250 locations in over 25 countries. The Company began operations in 1991 and came public in March 1996.

  In June 1997, the Company completed the acquisitions of Voice-Tel Enterprises, Inc. ("VTE"), its affiliate Voice-Tel Network Limited Partnership ("VTNLP"), VTN, Inc. ("VTN"), the general partner of VTNLP and substantially all of the approximately 100 independently owned and operated Voice-Tel franchise businesses (Franchisees). The acquisitions of VTE, VTNLP, VTN and the Franchisees are sometimes referred to collectively as the "Voice-Tel Acquisitions". The Voice-Tel entities are engaged in interactive data and voice messaging utilizing a digital frame relay network with points of presence allowing to offer enhanced communications services through local access in the United States, Canada, Australia and New Zealand. The majority of the Voice-Tel Acquisitions were accounted for as pooling-of-interests. The financial statements have been restated for all periods presented to include the operations of the acquired entities accounted for as pooling-of-interests. See Note 3--Acquisitions.

  In September 1997, the Company acquired VoiceCom Holdings, Inc. ("VoiceCom"), a provider of 800-based and voice messaging communication services. This transaction has been accounted for as a pooling-of-interests and the Company's financial statements have been restated for all periods presented to include the operations of VoiceCom. See Note 3--Acquisitions.

   Effective February 27, 1998, the Company announced shareholder approval of the previously announced definitive merger agreement with Xpedite Systems, Inc. (Xpedite), a leading independent worldwide provider of enhanced document distribution services. In connection with the merger the Company issued approximately eleven million shares of its common stock. This transaction has been accounted for as a pooling-of-interests and the Company's financial statements have been restated for all periods presented to include the operations of Xpedite. See Note 3--Acquisitions.

2. SIGNIFICANT ACCOUNTING POLICIES

 Supplemental Financial Statements

  These supplemental financial statements will be the same as the restated statements that will be issued after postmerger operating results have been published.

 Accounting Estimates

  Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Principles of Consolidation

  The financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Cash and Equivalents

  Cash and equivalents include cash and highly liquid investments with a maturity of three months or less.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

 Marketable Securities

  The Company follows Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 mandates that a determination be made of the appropriate classification for debt and equity securities at the time of purchase and a reevaluation of such designation as of each balance sheet date. At December 31, 1997 and 1996, investments consisted of commercial paper, United States Treasury bills, municipal bonds, coupon municipals, auction rate preferred investments with various maturities and equity instruments. Management considers all debt instruments as "held to maturity" and all equity instruments as "available for sale." Debt instruments are carried at cost, and equity instruments are carried at the lower of cost or market. As cost approximates market, there were no unrealized gains or losses at December 31, 1997 or 1996.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is provided under the straight-line method over the estimated useful lives of the assets, commencing when the assets are placed in service. The estimated useful lives are seven to ten years for office equipment, five to ten years for computer and telecommunications equipment and 25 years for buildings. The cost of installed equipment includes expenditures for installation. Assets recorded under capital leases and leasehold improvements are depreciated over the shorter of their useful lives or the term of the related lease. The Company has capitalized costs related to the development of proprietary software utilized to provide enhanced communications services. All costs in the software development process that are classified as research and development are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such costs are considered for capitalization. The Company's policy is to amortize these costs by the greater of (a) the ratio that current gross revenues for a service offering bear to the total of current and anticipated future gross revenues for that service offering or (b) the straight-line method over the remaining estimated life of the service offering.

Goodwill

  Goodwill represents excess of the cost of businesses acquired over fair value of net identifiable assets at date of the acquisition and is amortized using the straight line method over lives ranging from 10 to 40 years.


 Valuation of Long-Lived Assets

  Management periodically evaluates carrying values of long-lived assets, including property and equipment, strategic investments, goodwill and other intangible assets, to determine whether events and circumstances indicate that these assets have been impaired. An asset is considered impaired when undiscounted cash flows expected to be realized from such asset are less than its carrying value. In that event, a loss is determined based on the amount the carrying value exceeds the fair market value of such asset.

 Strategic Alliances and Investments

  The Company has entered into alliances with and made investments in various companies that are engaged in telecommunications and emerging technologies that are complementary with the Company's core businesses and which further the Company's strategic plan. These alliances and investments involve outsourcing initiatives, equity investments and innovative marketing programs. Each of the equity investments represent less than a twenty percent ownership interest and are therefore carried at cost. Intangible assets representing strategic alliances are amortized over the term of the arrangement and such investments are carried net of accumulated amortization. See Note 5--Strategic Alliances and Investments.

 Stock-Based Compensation Plans

  The Company recognizes stock based compensation using the intrinsic value method as permitted by SFAS No. 123. Accordingly, no compensation expense is recorded for stock based awards issued at market value at the date such awards are granted. The Company makes pro forma disclosures of net income and net income per share as if the market value method was followed. See Note 11-- Stock Based Compensation Plans.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

 Revenue Recognition

  The Company recognizes revenues when services are provided. Revenues consist of fixed monthly fees, usage fees generally based on per minute or per page rates, service initiation fees as well as license fees earned from companies which have license arrangements for use of the Company's computer telephony platform, sales of fax message handling systems and royalties for the use of certain Company software. Revenues from sales of fax message handling systems are recognized when risk of ownership and title pass to the customer. Deferred revenue consists of billings made to customers in advance of the time services are rendered.

 Income Taxes

  Deferred income taxes are recorded using enacted tax laws and rates for the years in which income taxes are expected to be paid. Deferred income taxes are provided when there is a temporary difference between the recognition of items in income for financial reporting and income tax purposes.

 Net Income (Loss) Per Share

  In 1997, the Company adopted SFAS No. 128, "Earnings per Share." That statement requires the disclosure of basic net income (loss) per share and diluted net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period and does not include any other potentially dilutive securities. Diluted net income
(loss) per share gives effect to all potentially dilutive securities. The Company's convertible subordinated notes and stock options are potentially dilutive securities. In 1997, both potentially dilutive securities were anti-dilutive and therefore are not included in diluted net income (loss) per share. A reconciliation of basic net income (loss) per share to diluted net income (loss) per share follows:

                                                  FOR THE YEARS ENDED DECEMBER 31
                         ------------------------------------------------------------------------------------
                                    1997                         1996                       1995
                         ---------------------------- -------------------------- ----------------------------
                                   WEIGHTED                   WEIGHTED    NET              WEIGHTED    NET
                           NET     AVERAGE  NET LOSS    NET   AVERAGE   INCOME             AVERAGE     LOSS
                           LOSS     SHARES  PER SHARE INCOME   SHARES  PER SHARE NET LOSS   SHARES  PER SHARE
                         --------  -------- --------- ------- -------- --------- --------  -------- ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)....... $(23,841)     --       --    $13,891     --       --    $(42,393)     --       --
Less: Preferred stock
dividends...............      --       --       --         29     --       --         308      --        --
                         --------   ------   ------   -------  ------    -----   --------   ------   ------
Basic net income
 (loss)................. $(23,841)  42,920   $(0.56)  $13,862  37,199    $0.37   $(42,701)  28,002   $(1.52)
                         ========   ======   ======   =======  ======    =====   ========   ======   ======
Dilutive Securities
Stock options...........      --       --       --        --    4,034      --         --       --       --
                         --------   ------   ------   -------  ------    -----   --------   ------   ------
Diluted net income
 (loss) ................ $(23,841)  42,920   $(0.56)  $13,862  41,233    $0.34   $(42,701)  28,002   $(1.52)
                         ========   ======   ======   =======  ======    =====   ========   ======   ======

 Foreign Currency Translation

  Assets and liabilities of the Company's non-U.S. subsidiaries are translated at the exchange rate at the balance sheet date. Revenues and expenses are translated at average rates of exchange prevailing during the year. Cumulative translation adjustments that result from the process of translating the non-U.S. subsidiary financial statements are reported as a component of shareholders' equity. The cumulative translation adjustments from permanently invested intercompany balances totalled approximately $2.5 million at December 31, 1997.

 Foreign Exchange Forward Contracts

  Foreign exchange forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. The Company uses such contracts to hedge risk of changes in foreign currency exchange rates associated with certain obligation amounts due to the Company which are denominated in foreign currency. The Company held contracts for German marks of approximately $2.3 million at December 31, 1996 associated with an investment in an affiliate. Contracts outstanding at December 31, 1996 were settled in 1997. There were no open contracts

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES at December 31, 1997. The gain resulting from termination of these contracts prior to their stated maturity are recognized at the termination date based upon the difference between the contract rate and prevailing rate on that date and is included in other income in the accompanying statement of operations.

 Concentration of Credit Risk

  Revenues from one customer of the Company represented approximately $40.1 million, $46.8 million and $40.6 million of the Company's consolidated revenues for 1997, 1996 and 1995, respectively.

 New Accounting Pronouncements

  During 1997 the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Both are effective for fiscal years beginning after December 15, 1997. Management is currently studying the impact that SFAS No. 131 will have on its financial statement disclosures. The adoption of SFAS No. 130 will not affect results of operations or financial position, but will require cumulative translation adjustments, which are currently reported in shareholders' equity, to be included in other comprehensive income and the disclosure of total comprehensive income.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to fiscal 1997 presentation. These changes had no impact on previously reported results of operations.

3. ACQUISITIONS

 Xpedite Acquisition

  During the first quarter of 1998, the Company acquired Xpedite Systems, Inc. through the exchange of approximately eleven million shares of its common stock for all of the issued and outstanding common shares of Xpedite. This transaction was accounted for as a pooling-of-interests and the Company's financial statements have been restated for all periods presented to include Xpedite Systems, Inc.

 During 1997, 1996 and 1995 Xpedite made several acquisitions. These acquisitions, all of which were accounted for as purchases, are as follows:


 ACQUISITION                                                              PURCHASE
    DATE                         COMPANY NAME                               PRICE
 -----------                     ------------                           -------------
December 1997      Xpedite Systems Limited ("XSL")                      $84.8 million
November 1995      Swift Global Communications, Inc. ("Swift")          $23.2 million
November 1995      ViTel International Holding Company, Inc. ("Vitel")  $41.5 million
November 1995      Comwave Communications AG ("Comwave")                $11.3 million

----------

  On December 17, 1997, Xpedite acquired substantially all of the outstanding capital stock of XSL for approximately $87.8 million in cash. XSL is a leading supplier of enhanced document distribution services in the United Kingdom. Excess of the purchase price over fair value of identifiable assets acquired of approximately $79.1 million is recorded as goodwill and is being amortized on a straight-line basis over forty years.

  In January 1998, Xpedite acquired substantially all of the outstanding shares of capital of Xpedite Systems, GmbH ("XSG"). See Note 19--Subsequent Events.

  A portion of the purchase price of the November 1995 acquisitions of Swift, Vitel and Comwave included the issuance of approximately 1.4 million shares of common stock and subordinated notes payable with a carrying value of approximately $4.9 million In connection with these acquisitions, approximately $53.0 million of the purchase price was allocated to in-process research and development costs. Since the technological feasibility of the in-process research and development costs had not yet been established and the technology had no alternative future use, this cost was expensed as of the acquisition date. Swift, Vitel and Comwave provide enhanced document distribution services in Europe and Asia/Pacific.

 During 1996, the Company paid an aggregate of approximately $6.2 million for various assets and customer portfolios through Xpedite.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

 VoiceCom Acquisition

  During the third quarter of 1997, the Company acquired VoiceCom through the issuance of approximately 446,000 shares of its common stock. This transaction was accounted for as a pooling-of-interests and the Company's financial statements have been restated for all periods presented to include the operations of VoiceCom.

 Voice-Tel Acquisitions

  In June 1997, the Company completed the Voice-Tel Acquisitions. The Company issued approximately 7.4 million shares of its common stock, paid approximately $16.2 million in cash and assumed approximately $21.3 million in indebtedness, net of cash acquired.

  Most of the transactions were structured as tax-free mergers or share exchanges and were accounted for under the pooling-of-interests method of accounting. Accordingly, the financial results of the Company have been restated for all periods presented to include the results of operations of the Voice-Tel Acquisitions that were accounted for as pooling-of-interests.

  The Company purchased 15 of the Franchisees and the limited partner interest in VTNLP for an aggregate of approximately $15.5 million in cash and approximately 94,000 shares of its common stock. The excess of the purchase price over the fair value of the net assets acquired is recorded as an intangible asset.

  A reconciliation of previously reported operating results to those restated for pooling-of-interests transactions is as follows:

                                                    1997      1996      1995
                                                  --------  --------  --------
                                                  (IN THOUSANDS, EXCEPT PER
                                                         SHARE DATA)
Revenue:
  Premiere, as previously reported............... $229,352  $ 52,079   $22,326
  Voice-Tel Acquisitions.........................      --     90,075    68,690
  VoiceCom.......................................      --     55,320    56,527
  Xpedite........................................  166,153   129,848    55,684
                                                  --------  --------  --------
    Premiere, as restated........................ $395,505  $327,322  $203,227
                                                  --------  --------  --------
Net income (loss):
  Premiere, as previously reported............... $(25,375) $   (956) $  1,918
  Voice-Tel Acquisitions.........................      --      3,972     3,006
  VoiceCom.......................................      --        442      (753)
  Xpedite........................................    1,534    10,433  $(46,564)
                                                  --------  --------  --------
    Premiere, as restated........................ $(23,841) $ 13,891  $(42,393)
                                                  --------  --------  --------
Net income (loss) per share:
  Premiere, as previously reported
   Basic......................................... $  (0.78) $  (0.05) $   0.13
                                                  ========  ========  ========
   Diluted....................................... $  (0.78) $  (0.05) $   0.12
                                                  ========  ========  ========
  Premiere, as restated
   Basic......................................... $  (0.56) $   0.37  $  (1.52)
                                                  ========  ========  ========
   Diluted....................................... $  (0.56) $   0.34  $  (1.52)
                                                  ========  ========  ========

 TeleT Acquisition

  On September 18, 1996, the Company purchased substantially all of the assets and business operations of TeleT Communications LLC ("TeleT") for 498,187 shares of the Company's common stock and approximately $2.9 million in cash. TeleT was an Internet-based technology development company focused on the integration of computers and telephones.

  In connection with this acquisition, the Company allocated approximately $11.0 million of the purchase price to research and development projects which had not yet reached technological feasibility and had no

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES alternate future use. This allocation was based on values determined by an independent appraisal. See also Note 16--Restructuring and Other Special Charges.

  The following unaudited pro forma consolidated results of operations for the years ended December 31, 1997, 1996 and 1995 assume the acquisitions accounted for as purchases of Xpedite Systems Limited by Xpedite Systems, Inc., the Voice-Tel Entities and TeleT occurred as of January 1, 1996, and the purchase accounting acquisitions of Swift Global Communications, Inc., ViTel International Holding Company, Inc. and Comwave Communications AG by Xpedite Systems, Inc. occurred as of January 1, 1995 exclusive of the charge for purchased research and development (in thousands, except per share data).

                                                     1997      1996     1995
                                                   --------  -------- --------
      Revenues.................................... $425,673  $353,004 $254,642
      Net income (loss) before extraordinary
       (loss)..................................... $(20,375) $ 19,224 $  6,374
      Net income (loss)........................... $(21,312) $ 19,224 $  6,374
      Basic net income (loss) per share........... $  (0.50) $   0.52 $   0.22
      Diluted net income (loss) per share......... $  (0.50) $   0.47 $   0.20

4. PROPERTY AND EQUIPMENT

  Property and equipment at December 31 is as follows (in thousands):

                                                                1997     1996
                                                              -------- --------
      Computer and telecommunications equipment.............. $130,785 $103,482
      Office equipment.......................................   11,033    9,841
      Leasehold improvements.................................    8,983    6,628
      Construction in progress...............................   13,926    1,450
      Land...................................................       76       76
      Building...............................................    1,927      104
                                                              -------- --------
                                                               166,730  121,581
      Less accumulated depreciation..........................   79,302   55,573
                                                              -------- --------
      Property and equipment, net............................ $ 87,428 $ 66,008
                                                              ======== ========

  Assets under capital leases included in property and equipment at December 31 are as follows (in thousands):

                                                                 1997    1996
                                                                ------- -------
      Telecommunications equipment............................. $19,244 $19,038
      Office equipment.........................................     998     --
                                                                ------- -------
                                                                 20,242  19,038

      Less accumulated depreciation............................  12,240   8,292
                                                                ------- -------
      Property and equipment, net.............................. $ 8,002 $10,746
                                                                ======= =======

5. STRATEGIC ALLIANCES AND INVESTMENTS

  Strategic alliances and investments at December 31 is as follows (in thousands):

                                                                 1997    1996
                                                                ------- -------
      WorldCom................................................. $29,972 $29,972
      Other intangible assets..................................  18,500     --
      Less accumulated amortization............................   1,878     158
                                                                ------- -------
                                                                 46,594  29,814
      Equity investments.......................................   7,734   2,168
                                                                ------- -------
                                                                $54,328 $31,982
                                                                ======= =======

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

  In November 1996, the Company entered into a strategic alliance agreement with WorldCom, Inc. (WorldCom), the fourth largest long-distance carrier in the United States. Under the agreement, WorldCom is required, among other things, to provide the Company with the right of first opportunity to provide enhanced computer telephony products for a period of at least 25 years. In connection with this agreement, the Company issued to WorldCom 2,050,000 shares of common stock valued at approximately $25.2 million (based on an independent appraisal), and paid WorldCom approximately $4.7 million in cash. The Company periodically reviews this asset for impairment. Based on such reviews, management believes that this intangible asset is appropriately valued. Management will continue to review this intangible periodically, and there can be no assurance that future reviews will not require a write down of this asset.

  Intangible assets and equity investments classified as strategic alliances and investments consist of initiatives funded by the Company to further its strategic plan. These investments and alliances involve emerging technologies, such as telemedicine and the internet, as well as marketing alliances and outsourcing programs designed to reduce costs and develop new markets and distribution channels for the Company's products. Costs classified as intangible assets are being amortized over seven years which management believes matches the revenues produced from and periods benefited by the related programs. All equity investments held by the Company in other organizations represent a less than 20 percent ownership and are being accounted for under the cost method.

6. REVOLVING LINE OF CREDIT

  On December 17, 1997 Xpedite entered into a credit agreement ("Credit Agreement") with The Bank of New York and NationsBank, N.A. which provides a $150 million revolving credit facility ("Revolver"), a $70 million portion of which is available for pounds sterling borrowings ("Sterling Sublimit"). Xpedite and one of its wholly-owned subsidiaries can borrow under the Revolver. Borrowings on the Revolver were used to repay existing indebtedness of the Company, pay fees incurred in connection with this credit facility, fund the purchases of XSL and XSG. See Note 3--Acquisitions and Note 19--Subsequent Events. Issue costs consisting of banking, legal and other fees of approximately $1.2 million incurred in connection with the Revolver are being amortized over the life of the credit agreement.

  At the Company's option, the Revolver bears interest at either (a) the "Base Rate" plus an "Applicable Margin" or (b) the "Eurocurrency Rate" plus an "Applicable Margin" (as defined in the Credit Agreement). The Applicable Margin will be adjusted on the Company's financial performance during the term of the Credit Agreement. The interest rate in effect at December 31, 1997 for "Base Rate" borrowings was 8.875% per annum and for "Eurocurrency Rate" borrowings was 7.5% per annum. Borrowings under the Credit Agreement become due and payable and the borrowing commitment terminates on December 16, 1998. Substantially all of the assets of Xpedite collateralize the Revolver. The Credit Agreement contains certain covenants which include maintaining minimum financial ratios. Xpedite was in compliance with all such financial covenants at December 31, 1997.

7. LONG-TERM DEBT

  Long-term debt at December 31 is as follows (in thousands):

                                                                  1997   1996
                                                                 ------ -------
Notes payable to banks, interest ranging from 2% to 15%......... $  665 $50,078
Notes payable to shareholders and individuals, interest ranging from 5% to 16%.................................................  3,130  20,119
                                                                 ------ -------
                                                                  3,795  70,197
Less current portion............................................  2,941  23,931
                                                                 ------ -------
                                                                 $  854 $46,266
                                                                 ====== =======

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

  Notes payable to shareholders and individuals consist principally of indebtedness assumed by the Company in connection with the Voice-Tel and VoiceCom acquisitions. A majority of these obligations were repaid in 1997 in connection with the acquisitions. The Company issued approximately 484,000 shares to redeem approximately $11.6 million of such indebtedness in connection with the acquisitions.

  Xpedite entered into a credit agreement ("Old Credit Agreement") which provided a $40.0 million term loan to finance the acquisition of Swift, ViTel and Comwave in November 1995. See Note 3 -- Acquisitions. The term loan had scheduled payments in quarterly installments of $1.3 million increasing periodically to $2.3 million with a final payment in August 2001. During 1996, Xpedite made prepayments of principal on the term loan amounting to $3.3 million. The credit agreement also provided for a $5.0 million revolving loan limited to 80% of eligible accounts receivable, as defined. Amounts outstanding under this credit agreement were repaid in 1997 with borrowings on the Revolver. Unamortized debt issue costs of approximately $576,802 (net of income tax benefit of approximately $384,535) related to the Old Credit Agreement were written-off and recorded as an extraordinary item in the consolidated statement of operations for the year ended December 31, 1997.

 In addition to the Revolver, the Company has lines of credit with two banks, that provide committed borrowing facilities aggregating up to $11.0 million. Interest rates on these lines of credit are prime and prime plus 2%. Commitment fees under these arrangements are not significant. There were no borrowings outstanding under these arrangements at December 31, 1997.

 Maturities of long-term debt are as follows (in thousands):

            1998.................................. $2,941
            1999..................................    515
            2000..................................    160
            2001..................................    120
            2002..................................     59
                                                   ------
                                                   $3,795
                                                   ======

8. CONVERTIBLE SUBORDINATED NOTES

  In July 1997, the Company issued convertible subordinated notes ("Convertible Notes") of $172.5 million which mature in 2004 and bear interest at 5 3/4%. The Convertible Notes are convertible at the option of the holder into common stock at a conversion price of $33 per share, through the date of maturity, subject to adjustment in certain events. The Convertible Notes are redeemable by the Company beginning in July 2000 at a price of 103% of the conversion price declining to 100% at maturity with accrued interest. Issue costs consisting of investment banking, legal and other fees of approximately $6.0 million incurred in connection with the Convertible Notes are being amortized on a straight-line basis over the life of the note.

9. FINANCIAL INSTRUMENTS

  The carrying amount of cash and equivalents, marketable securities, accounts receivable and payable and accrued liabilities approximates fair value due to the short maturity of these instruments.

  The value of foreign currency contracts are based on quoted market prices. Carrying amounts of foreign currency contracts does not vary materially from fair value at December 31, 1996. There were no foreign currency contracts outstanding at December 31, 1997.

  The carrying amounts of notes payable and capital lease obligations does not vary materially from fair value at December 31, 1997 and 1996.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

10. SHAREHOLDERS' EQUITY

  On January 18, 1996, the holder of the Series A Preferred Stock elected to convert all of the shares of the Series A Preferred Stock into 3,095,592 shares of the Company's common stock at $93 per share (presplit). The Series A Preferred Stock was fully cumulative, and the holders of the shares were entitled to receive dividends at a rate of 8%. The Company accrued $308,419 and $29,337 of dividends payable, plus accrued interest, if applicable, during the years ended December 31, 1995 and 1996, respectively. No dividends were paid during the year ended December 31, 1995, and $676,981 in dividends was paid during the year ended December 31, 1996.

  During 1997 and 1996, stock options were exercised under the Company's stock option plans. None of the options exercised qualified as incentive stock options, as defined in Section 422 of the Internal Revenue Code ("Code"). Approximately $15.4 million and $6.9 million were recorded as increases in additional paid-in capital reflecting tax benefits to be realized by the Company as a result of the exercise of such options during the years ended December 31, 1997 and 1996, respectively.

  The Company made distributions to shareholders of approximately $9.4 million, $3.6 million and $1.5 million in the years ended December 31, 1997, 1996 and 1995. These distributions were made to shareholders of Voice-Tel and VoiceCom in periods prior to their acquisition by the Company. Such distributions consisted principally of amounts paid to shareholders of S-Corporations in connection with their responsibility to pay income tax on the proportionate share of taxable income they were required to include in their individual income tax return. Upon acquisition by the Company, these S-Corporations became subject to income tax. Accumulated earnings of S-Corporations at the date of acquisition have been reclassified as additional paid-in capital representing the recapitalization of these entities.

  In 1995, the Company declared a 24-to-1 stock split on its common stock. In addition, each outstanding share of Series 1994 Preferred Stock was converted into one share of Series A Preferred Stock.

  In August 1996, Xpedite completed an offering of approximately 839,000 shares of its common stock, at a price of $16.09 per share, less underwriting discounts and commissions. Of the total shares sold, Xpedite issued approximately 641,000 shares and certain stockholders ("Selling Stockholders") sold approximately 198,000 shares. In September 1996, the underwriters exercised their over-allotment option, resulting in the issuance by Xpedite of an additional 96,100 shares of common stock, and the sale of an additional 29,708 shares by the Selling Stockholders. Proceeds to the Company from this offering, net of underwriting fees, amounted to approximately $11.2 million, of which approximately $3.4 million was used to repay debt and the balance was used for other expenses related to the offering, working capital and general corporate purposes.

11. STOCK BASED COMPENSATION PLANS

  The Company has five stock based compensation plans, (1) Premiere's 1994 Stock Option Plan, (2) Premiere's 1995 Stock Plan, (3) Xpedite's 1993 Plan, (4) Xpedite's 1996 Plan and (5) Xpedite's Officer's Plan, which provide for the issuance of options, warrants or stock appreciation rights to directors, key employees and non-employee consultants of the Company. These plans are administered by a committee consisting of members of the board of directors of the Company.

  Options for all 960,000 shares of common stock available under Premiere's 1994 Stock Option Plan have been granted. Generally, all such options are non-qualified, provide for an exercise price equal to fair market value at date of grant, vest ratably over three years and expire eight years from date of grant.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

  Premiere's 1995 Stock Plan provides for the issuance of stock options, stock appreciation rights (SARs) and restricted stock to employees. A total of 1,500,000 shares of common stock have been reserved in connection with the plan. Options issued under the plan may be either incentive stock options, which permit income tax deferral upon exercise of options, or nonqualified options not entitled to such deferral.

  In January 1996, Xpedite established an incentive stock option plan for its officers and employees ("Xpedite's 1996 Plan"). A total of approximately 874,000 shares of Common Stock were reserved for issuance pursuant to options granted under the plan.

  In November 1993, Xpedite established an incentive stock option plan for its officers and employees ("Xpedite's 1993 Plan"). A total of approximately 525,000 shares of Common Stock were reserved for issuance pursuant to options granted under the plan.

  Additionally, in April 1996, Xpedite reserved approximately 233,000 shares of Common Stock for issuance pursuant to options which may be awarded to certain executive officers of Xpedite under the Officers' Contingent Stock Option Plan ("Xpedite's Officer's Plan"), upon achievement of certain performance targets. In July 1996, Xpedite granted approximately 108,000 of such options. Optionees are not required to contribute toward purchasing shares underlying options granted in connection with this plan. Compensation expense related to these grants, calculated at the fair market value of the Company's Common Stock at the date of grant, to be recognized over the vesting period of 48 months, or earlier if vesting is accelerated due to occurrence of certain events, approximates
$2.0 million. The Company has recognized compensation expense of $94,069 in 1996 and of $410,437 in 1997. These options expire on April 21, 2006.

    During 1993, Xpedite issued approximately 8,200 stock warrants to a consultant to purchase shares of Common Stock at a purchase price of approximately $0.43 per share. These warrants expire December 31, 1999. Also during 1993, Xpedite issued approximately 5,800 stock warrants to a stockholder of the Company to purchase shares of Common Stock at a purchase price of approximately $6.01 per share. These warrants expire November 16, 2003.

  In April 1996, the Company, issued warrants to purchase approximately 146,000 shares of Common Stock at a purchase price of approximately $15.02 per share. In 1996, approximately 9,700 warrants were forfeited. The remaining 135,916 warrants were all outstanding at December 31, 1997.

  As permitted by SFAS No. 123, the Company recognizes stock based compensation using the intrinsic value method. Accordingly, no compensation expense is recognized for awards issued under the Company's stock based compensation plans if the exercise price of such awards is the market price of the underlying common stock at date of grant. Had compensation cost been determined under the market value method using Black-Scholes valuation principles, net income (loss) and net income (loss) per share would have been reduced to the following pro forma amounts:

                                                           1997         1996
                                                        -----------  ----------
                                                        (IN THOUSANDS, EXCEPT
                                                           PER SHARE DATA)
Net income (loss):
  As Reported.......................................... $   (23,841) $   13,891
  Pro forma............................................     (32,371)     11,625
Net income (loss) per share:
  As Reported -- Basic................................. $     (0.56) $     0.37
              -- Diluted...............................       (0.56)       0.34
  Pro forma   -- Basic.................................       (0.75)       0.31
              -- Diluted...............................       (0.75)       0.28

  Significant assumptions used in the Black-Scholes option pricing model computations are as follows:

                                                             1997         1996
                                                        ------------  ------------
      Risk-free interest rate..........................   6.30%        6.26%
      Dividend yield...................................      0%           0%
      Volatility factor................................    .46          .42
      Weighted average expected life...................   2.10 years   2.34 years

  The pro forma amounts reflect options granted since January 1, 1995. Pro forma compensation cost may not be representative of that expected in future years.

  A summary of the status of the Company's stock based compensation plans is as follows:


                                                               WEIGHTED AVERAGE
                     FIXED OPTIONS                   SHARES     EXERCISE PRICE
                     -------------                 ----------  ----------------
      Options outstanding at December 31, 1994....  9,257,325       $ 0.81
        Granted...................................  5,491,196         1.83
        Exercised................................. (5,873,805)        0.43
        Forfeited.................................   (402,708)        0.65
                                                   ----------       ------
      Options outstanding at December 31, 1995....  8,472,008       $ 1.72
        Granted...................................  1,778,400        16.87
        Exercised................................. (1,542,855)        0.63
        Forfeited.................................   (127,778)       16.73
                                                   ----------       ------
      Options outstanding at December 31, 1996....  8,579,775         4.83
        Granted...................................  3,513,217        23.32
        Exercised................................. (2,519,569)        2.39
        Forfeited................................. (1,294,139)        8.94
                                                   ----------       ------
      Options outstanding at December 31, 1997....  8,279,284       $12.99
                                                   ==========       ======

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

  The following table summarizes information about stock options outstanding at December 31, 1997:

                                               WEIGHTED                   WEIGHTED
                                               AVERAGE                    AVERAGE
                                WEIGHTED    EXERCISE PRICE             EXERCISE PRICE
   RANGE OF        OPTIONS      AVERAGE       OF OPTIONS     OPTIONS     OF OPTIONS
EXERCISE PRICES  OUTSTANDING REMAINING LIFE  OUTSTANDING   EXERCISABLE  EXERCISABLE
---------------  ----------- -------------- -------------- ----------- --------------
    $ 0-$10       3,427,976       7.40          $ 1.39      2,083,196      $ 1.41
    $11-$20       1,960,784       7.13           16.57        901,835       16.34
    $21-$30       2,867,250       7.34           24.20        771,416       24.26
    $31-$40          23,274       8.73           34.33          8,772       36.86
                  ---------       ----          ------      ---------      ------
                  8,279,284       7.47          $12.99      3,765,219      $ 9.75
                  =========       ====          ======      =========      ======

12. EMPLOYEE BENEFIT PLANS

  The Company sponsors four defined contribution retirement plans covering substantially all full-time employees. These plans allow employees to defer a portion of their compensation and associated income taxes pursuant to Section 401(k) of the Internal Revenue Code. The Company may make discretionary contributions for the benefit of employees under each of these plans. Company contributions recognized as expense for 1997, 1996 and 1995 approximated $881,000, $629,000 and $228,000, respectively.

13. RELATED-PARTY TRANSACTIONS

  The Company has in the past entered into agreements and arrangements with certain officers, directors and principal shareholders of the Company involving loans of funds, grants of options and warrants and the acquisition of a business. Certain of these transactions may be on terms more favorable to officers, directors and principal shareholders than they could acquire in a transaction with an unaffiliated party. The Company follows a policy that requires all material transactions between the Company and its officers, directors or other affiliates (i) be approved by a majority of the disinterested members of the board of directors of the Company and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

  In November 1995, the Company loaned $90,000 with recourse to a certain officer in connection with the officer's transition from his previous employer to the Company. This unsecured loan is evidenced by a promissory note bearing interest at 6.11%, the interest on which is payable beginning in November 1997 and continuing each year until November 1999. Principal is to be repaid in five equal annual installments, with accrued interest, commencing in November 2000; however, pursuant to the officer's employment agreement, the officer may be required to make earlier payments from certain bonus compensation paid to the officer under an employment agreement.

  In November 1995, the Company loaned a total of $2.3 million with recourse to three officers, to fund the exercise of stock warrants and options. These loans were repaid in full in 1996. These loans were evidenced by recourse promissory notes bearing interest at 6.55%, which were secured by a pledge of the common stock acquired upon the exercise of the warrants and options. All principal and accrued interest were to be paid in November 2005; however, if any of the common stock securing the promissory notes was sold, the net proceeds of such sale were to be applied to the outstanding principal and interest due under that promissory note. Additionally, the Company loaned such officers an additional $168,220 to assist the officers in paying the federal and state income taxes associated with the exercise of the warrants and options which were repaid in full in 1996.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

  In September 1996, the Company loaned $75,000 with recourse to a certain officer in connection with the officer's transition from his previous employer to the Company. This unsecured loan is evidenced by a promissory note bearing interest at 6.64%, the interest on which is payable beginning in September 1998 and continuing each year until September 2000. Principal is to be repaid in five equal annual installments, with accrued interest, commencing in September 2001; however, pursuant to the officer's employment agreement, the officer may be required to make earlier payments from certain bonus compensation paid to the officer under an employment agreement.

  During 1997, an officer of the Company exercised an option to purchase 100,000 shares of the Company's common stock at an exercise price of $0.27 per share. The Company loaned the officer $973,000 to pay taxes associated with the exercise of the options. The loan is evidenced by a recourse promissory note which bears interest at 6% and is secured by the common stock purchased by the officer.

  At December 31, 1997 and 1996, the Company had loans outstanding to XSG of approximately $3.3 million and $3.5 million respectively. The Company maintained an ownership interest in XSG carried at cost at December 31, 1997 and 1996, respectively which is included in Strategic Alliances and Imvestments in the accompanying financial statements. See Note -- 14 Commitments and Contingencies.


14. COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases computer and telecommunications equipment, office space and other equipment under noncancelable lease agreements. The leases generally provide that the Company pay the taxes, insurance and maintenance expenses related to the leased assets. Future minimum operating and capital lease payments as of December 31, 1997 are as follows (in thousands):

                                                              CAPITAL OPERATING
                                                              LEASES   LEASES
                                                              ------- ---------
      1998................................................... $3,973   $ 9,351
      1999...................................................  2,083     6,959
      2000...................................................    668     5,530
      2001...................................................    210     4,292
      2002...................................................     36     3,159
      Thereafter.............................................    --     11,009
                                                              ------   -------
      Net minimum lease payments.............................  6,970   $40,300
                                                                       =======
      Less amount representing interest......................    960
                                                              ------
      Present value of net minimum lease payments............  6,010
      Less current portion...................................  3,302
                                                              ------
      Obligations under capital lease, net of current
       portion...............................................  2,708
                                                              ======

  Rent expense under operating leases was approximately $10.5 million, $11.5 million and $9.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. Future minimum payments for facilities rent are reduced by scheduled sublease income of approximately $700,000 in 1998. During 1997, 1996 and 1995, additions of computer and telecommunications equipment resulted in an increase in capital lease obligations of approximately $829,000, $85,000 and $984,000, respectively.

 System and Marketing Agreement

  Xpedite has entered into "put" and "call" arrangements relating to the outstanding shares of each of Xpedite Systems, GmbH ("XSG") and Xpedite Systems, S.A. ("XSSA"). The purchase prices payable in connection with the exercise of such "put" or "call" options is based on, among other things, the achievement of certain financial results as set forth in the put and call agreements. During the first quarter 1998, the Company acquired 100% of XSG. See Note 19-- Subsequent Events. The Company currently has an ownership interest of 18.8% in XSSA. This ownership interest is accounted for at cost and is included in Strategic Alliances and Investments in the accompanying financial statements.

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

  XSSA has not met the minimum amount of earnings necessary for the put or call option to be exercisable, and therefore, due to the uncertainties as to the ability of XSSA to achieve the required financial results in the future, and the uncertainty of future events, the Company does not consider the exercise of these options to be probable. However, assuming that XSSA achieves the minimum amount of earnings of $1.0 million (at current exchange rates) and utilizing the Company's stock price and earnings as of the twelve months ended December 31, 1997, the purchase price payable in connection with the exercise of 100% of the put option would be approximately $13.1 million. The actual amount of any purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price.

  If exercised, the purchase price payable in connection with the "put" and "call" option with respect to XSSA is payable in any combination of cash, negotiable securities or Common Stock of the Company, at the Company's option. In addition to the foregoing, the Company may purchase XSSA pursuant to negotiations with the stockholders thereof.

  If and when the put and call options are exercised, the investment in XSSA will be accounted for either on the equity method of accounting or will be consolidated, depending on the Company's percentage ownership.

 Supply Agreements

  The Company obtains long-distance telecommunications services pursuant to supply agreements with suppliers of long-distance telecommunications transmission services. These contracts generally provide fixed transmission prices for terms of three to five years, but are subject to early termination in certain events. No assurance can be given that the Company will be able to obtain long-distance services in the future at favorable prices or at all, and the unavailability of long-distance service, or a material increase in the price at which the Company is able to obtain long-distance service, would have a material adverse effect on the Company's business, financial condition and results of operations. Certain of these agreements provide for minimum purchase requirements. The Company is currently a party to five long-distance telecommunications services contracts that require the Company to purchase a minimum amount of services each month.

 Regulation

  Various regulatory factors may have an impact on the Company's ability to compete and on its financial performance. The Company is subject to regulation by the FCC and by various state public service and public utility commissions. Federal and state regulations and regulatory trends have had, and may have in the future, both positive and negative effects on the Company and on the information and telecommunications service industries as a whole. FCC policy currently requires interexchange carriers to provide resale of the use of their transmission facilities. The FCC also requires local exchange carriers to provide all interexchange carriers with equal access to the origination and termination of calls. If either or both of these requirements were removed, the Company could be adversely affected. These carriers may experience disruptions in service due to factors outside the Company's control, which may cause the Company to lose the ability to complete its subscribers' long distance.

 Litigation

  On January 21, 1997, two former employees and an affiliate of one of the former employees filed a complaint against the Company seeking remuneration for alleged work performed on behalf of the Company. In December 1997, the Company reached a settlement with one of the claimants. The amount of this settlement was not material to the Company's financial position. The remaining plaintiffs are seeking an accounting of commissions allegedly due to them, options to purchase 72,000 shares of the Company's common stock and reasonable attorney's fees. Management of the Company believes it has meritorious defenses to the remaining allegations, but due to the inherent uncertainties of the litigation process, the Company is unable to predict the outcome of this litigation and the effect, if any, on its financial position or results of operations.

                  PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

  On June 28, 1996, AudioFAX IP LLC ("AudioFAX") filed a lawsuit against the Company alleging that the Company infringed certain patents held by AudioFAX for enhanced facsimile products. In the third quarter of 1996, the Company recorded a charge to operations of $1.5 million for the estimated legal fees and other costs to resolve this matter. On February 11, 1997, the Company entered into a long-term, non-exclusive license agreement with AudioFAX settling this litigation. Costs accrued in the third quarter of 1996 were adequate to cover the actual costs of litigation. The cost of the license is not expected to have a material effect on the Company's future results of operations.

  On August 6, 1996, Communications Network Corporation ("CNC"), a licensing customer of the Company, was placed into bankruptcy (the "Bankruptcy Case") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). On August 23, 1996, CNC filed a motion to intervene in a separate lawsuit brought by a CNC creditor in the United States District Court for the Southern District of New York against certain guarantors of CNC's obligations and to file a third-party action against numerous entities, including such CNC creditor and Premiere Communications, Inc. ("PCI") for alleged negligent misrepresentations of fact in connection with an alleged fraudulent scheme designed to damage CNC (the "Intervention Suit"). The District Court has denied CNC's request to intervene and has transferred the remainder of the Intervention Suit to the Bankruptcy Judge presiding over the Bankruptcy Case. Based upon the findings of the bankruptcy examiner and an investigation by the bankruptcy trustee (the "Trustee") of potential actions directed at PCI, including an avoidable preference claim of approximately $950,000, the Trustee and PCI reached a tentative settlement of all issues, subject to Bankruptcy Court approval. The terms of the proposed settlement have been incorporated into a proposed plan of reorganization (the "Plan") filed by the Trustee, which is also subject to Bankruptcy Court approval. If only the settlement is approved, PCI will obtain a release from the Trustee and the Trustee will dismiss the Intervention Suit in consideration of PCI making a cash payment of $1,200,000 to the Trustee. If the Plan is subsequently approved, PCI will make an additional cash payment of up to $300,000 to the Trustee in consideration of PCI obtaining, among other things, an injunction against possible nuisance suits relating to the CNC business. The Company has previously taken a reserve for the settlement and Plan payments. If the settlement is not approved and the Trustee successfully pursues possible litigation against the Company, it could have a material adverse effect on the Company's business, operating results or financial condition.

  On November 26, 1997, Wael Al-Khatib ("Al-Khatib"), the sole shareholder and former president of CNC, and his company, Platinum Network, Corp. ("Platinum") (Al-Khatib and Platinum are collectively referred to herein as "Plaintiffs"), filed a complaint against PCI, WorldCom Network Services, Inc. f/k/a WilTel, Inc., Bernard J. Ebbers, David F. Meyers, Robert Vetera, Joseph Cusick, William Trower, Don Wilmouth, Digital Communications of America, Inc., Boland Jones, Patrick Jones, and John Does I-XX in the Eastern District of New York, United States District Court. Plaintiffs contend that PCI, certain officers of PCI and the other defendants engaged in a fraudulent scheme to restrain trade in the debit card market nationally and in the New York debit card sub-market and made misrepresentations of fact in connection with the alleged scheme. The Plaintiffs are seeking at least $250 million in compensatory damages and $500 million in punitive damages from PCI and the other defendants. Pursuant to the local rules of the District Court, PCI has filed a letter stating the reasons it believes the lawsuit should be dismissed. PCI has also filed a motion for sanctions under Rule 11 of the Federal Rules of Civil Procedure. PCI believes that it has meritorious defenses to the Plaintiffs' allegations and will vigorously defend the same. Due to the inherent uncertainties of the judicial system, the Company is not able to predict the outcome of this lawsuit. If this lawsuit is not resolved in PCI's favor, it could have a material adverse effect on the Company's business, operating results or financial condition.

  On September 20, 1996, Peter Lucina ("Lucina") filed a complaint against the Company, Donald B. Gasgarth ("Gasgarth") and Patrick G. Jones ("Jones") in the United States District Court for the Eastern District of Illinois. As of December 3, 1997, the Company, Gasgarth and Jones have entered into a settlement agreement with Lucina for an immaterial amount settling and disposing of Lucina's claims in connection with this litigation.

  In the fourth quarter of 1997, the Company recorded a $150,000 accrued settlement cost to reflect the impact of various legal matters and the related expenses.

                  PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

15. INCOME TAXES

  The difference between the statutory federal income tax rate and the Company's effective income tax rate applied to income before income taxes and extraordinary items was as follows for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                     1997     1996      1995
                                                    -------  -------  --------
Income taxes at federal statutory rate............. $(8,591) $ 8,094  $(12,800)
State taxes, net of federal benefit................     278      746       636
Non-deductible merger costs........................   8,390      --        --
Change in valuation allowance......................     --       748    (3,402)
S-corporation earnings not subject to corporate
level taxes........................................  (3,117)  (1,462)   (1,420)
Non-taxable investment income......................  (1,265)    (723)      --
Write-off of in-process research and development...     --       --     18,020
Establish deferred taxes for non-taxable
   predecessor entities............................   1,207      --        --
Other, primarily non deductible expenses...........   1,093    1,088     1,722
                                                    -------  -------  --------
Income taxes at the Company's effective rate....... $(2,005) $ 8,491  $  2,756
                                                    =======  =======  ========
                                                     1997     1996      1995
                                                    -------  -------  --------
Current:
  Federal.......................................... $    36  $ 8,144  $  4,180
  State............................................   1,021    1,757       881
  International....................................   1,505    1,761        25
                                                    -------  -------  --------
                                                      2,562   11,662     5,086
                                                    -------  -------  --------
Deferred:
  Federal..........................................  (4,450)  (3,414)   (1,951)
  State............................................    (601)    (627)       85
  International....................................     484      870      (464)
                                                    -------  -------  --------
                                                     (4,567)  (3,171)   (2,330)
                                                    -------  -------  --------
                                                    $(2,005) $ 8,491  $  2,756
                                                    =======  =======  ========

  Differences between financial accounting and tax bases of assets and liabilities which give rise to deferred tax assets and liabilities are as follows at December 31 (in thousands):

                                                                1997     1996
                                                               -------  -------
   Deferred tax assets:
     Net operating loss carryforwards......................... $19,465  $ 8,434
     In-process research and development......................   4,302    4,218
     Deferred revenue.........................................   1,832      174
     Restructuring and other special charges..................  11,489      --
     Intangibles..............................................   3,826    3,929
     Accounts receivable......................................     896      944
     Accrued liabilities......................................   4,215    4,807
     Other assets.............................................     450    2,466
                                                               -------  -------
                                                                46,475   24,972
   Deferred tax liabilities:
     Depreciation and amortization............................  (5,839)  (3,116)
     Other....................................................  (3,380)  (3,495)
                                                               -------  -------
                                                                37,256   18,361
   Valuation allowance........................................  (8,755)  (8,755)
                                                               -------  -------
   Net deferred tax assets.................................... $28,501  $ 9,606
                                                               =======  =======

                  PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

  The issuances of stock by the Company have resulted in an ownership change under the Internal Revenue Code. Therefore, the Company's net operating loss carryforward could be subject to limitations. Management of the Company has recorded valuation allowances for such amounts based on their estimate regarding the realization of these assets.

  Most Voice-Tel Franchises acquired in transactions accounted for as pooling-of-interests had elected to be treated as S-Corporations or partnerships for income tax and other purposes. Income taxes were not provided on income of these entities for any year presented because S-Corporations and partnerships are generally not subject to income tax. Rather, shareholders or partners of such entities are taxed on their proportionate shares of these entities' taxable income in their individual income tax returns.

  At December 31, 1997, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $50.7 million expiring in 2008 through 2011. Deferred tax benefits of approximately $15.4 million are associated with nonqualified stock option exercises, the benefit of which was credited directly to additional paid-in capital.

  The Company has unremitted foreign earnings of approximately $5.9 million at December 31, 1997. It is the Company's intention to permanently reinvest those earnings in its foreign operations. Accordingly, no federal deferred taxes have been provided on those earnings. If such earnings were to be remitted, it is possible there would be withholding taxes (although not readily determinable) on such remittances.

16. RESTRUCTURING AND OTHER SPECIAL CHARGES:

  The Company recorded restructuring and other special charges of approximately $16.5 million in the fourth quarter of 1997. Such amounts consisted of merger termination costs in connection with the terminated UBS Agreement as defined below, transaction costs from the acquisition of Xpedite Systems, Inc. on February 27, 1998, asset impairments associated with the purchase of Xpedite Systems Limited and Comwave Communications AG and certain workforce reductions related to Xpedite Systems Limited. Prior to the acquisition of Xpedite by the Company, Xpedite had entered into an agreement and plan of merger on August 8, 1997 (the "UBS Agreement"). The UBS agreement was terminated when Xpedite entered into a definitive merger agreement with the Company.

  In connection with the VoiceCom acquisition, the Company recorded restructuring and other special charges of approximately $28.2 million in the third quarter of 1997. Such amounts consisted of transaction costs, asset impairments, costs to terminate or restructure certain contractual obligations and other costs. Transaction costs associated with the VoiceCom acquisition were expensed as required by the pooling-of-interests method of accounting. Other restructuring and special charges recorded in the third quarter result principally from management's plan to restructure VoiceCom's operations by reducing its workforce, exiting certain facilities, discontinuing duplicative product offerings and terminating or restructuring certain contractual obligations.

  The Company recorded approximately $45.4 million of restructuring and other special charges in the second quarter of 1997 in connection with the Voice-Tel Acquisitions. Those charges result from management's plan to restructure the operations of the Voice-Tel Entities under a consolidated business group model and discontinue its franchise operations. This initiative involves substantial reduction in the administrative workforce, abandoning duplicate facilities and assets and other costs necessary to discontinue redundant business activities.

  During the third quarter of 1996 in connection with the acquisition of TeleT, the Company allocated approximately $11.0 million of the purchase price to incomplete research and development projects. Accordingly, this cost was expensed as of the acquisition date. This allocation represents the estimated value related to the incomplete projects determined by an independent appraisal. The development of these projects had not yet reached technological feasibility and the technology had no alternative future use.

  During the fourth quarter of 1995 the Company, from the acquisition of Xpedite Systems, Inc., allocated approximately $53.0 million of purchase price to in-process research and development related to the Swift, Vitel, and Comwave acquisitions. Since the technological feasibility of the in-process research and development had not yet been established and the technology had no alternative future use, this cost was expensed as of the acquisition date. See Note 3-- Acquisitions.

                  PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

  Restructuring and other special charges against operations for the year ended December 31, 1997 are as follows (in thousands):

                                                                     ACCRUED
                                                                      COSTS
                                               CHARGES TO  COSTS   DECEMBER 31,
                                               OPERATIONS INCURRED     1997
                                               ---------- -------- ------------
      Severance...............................  $12,352   $ 5,680    $ 6,672
      Asset impairments.......................   15,218     2,570     12,648
      Restructure or terminate contractual
       obligations............................   17,911     4,557     13,354
      Transaction costs.......................   24,727    17,779      6,948
      Merger termination costs................    9,502     9,502        --
      Other costs, primarily to exit
       facilities and certain activities......   10,389     6,601      3,788
                                                -------   -------    -------
                                                $90,099   $46,689    $43,410
                                                =======   =======    =======

17. STATEMENT OF CASH FLOW INFORMATION

 Supplemental Disclosure of Cash Flow Information (in thousands)

                                                         1997     1996    1995
                                                       -------- -------- ------
   Cash paid during the year for:
    Interest..........................................   $9,864   $8,524 $4,601
    Income taxes......................................   $8,387   $5,458 $3,164

  Cash paid for acquisitions accounted for as purchases are as follows:
                                                         1997     1996    1995
                                                       -------- -------- ------
    Fair value of assets acquired..................... $112,778 $101,618 $  --
    Less liabilities assumed..........................   11,519   21,314    --
    Less common stock issued to sellers...............    2,255   26,327    --
    Less subordinated debt issued to sellers..........      --     4,908    --
    Less payable to former owners.....................    5,228      --     --
                                                       -------- -------- ------
    Net cash paid..................................... $ 93,776 $ 49,069 $  --
                                                       ======== ======== ======

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

18. SEGMENT DATA AND GEOGRAPHIC INFORMATION

  The Company operates in one industry segment. The following table presents financial information based on the Company's geographic segments for the years ended December 31, 1997, 1996 and 1995:

                                              NET       OPERATING   IDENTIFIABLE
                                            REVENUES  INCOME (LOSS)    ASSETS
                                            --------  ------------- ------------
   1997
   North America........................... $340,585    $ (25,692)    $443,393
   Asia Pacific............................   45,163        2,702       14,152
   Europe..................................   13,087        1,022      105,393
   Eliminations............................   (3,330)      (1,377)      (1,571)
                                            --------    ---------     --------
     Total................................. $395,505     $(23,345)    $561,367
                                            ========    =========     ========
   1996
   North America........................... $288,270    $  25,981     $275,066
   Asia Pacific............................   30,344         (363)      18,927
   Europe..................................   13,001        2,834        9,918
   Eliminations............................   (4,293)      (1,194)     (20,579)
                                            --------    ---------     --------
     Total................................. $327,322    $  27,258     $283,332
                                            ========    =========     ========
   1995
   North America........................... $195,052     $(36,120)    $113,603
   Asia Pacific............................    6,712         (999)      17,096
   Europe..................................    1,463           43       11,239
                                            --------    ---------     --------
     Total................................. $203,227    $ (37,076)    $141,938
                                            ========    =========     ========

19. SUBSEQUENT EVENTS

  In January 1998, the Company acquired, through a wholly owned subsidiary of the Company, approximately 76.7% of the issued share capital of XSG and indebtedness of XSG to its former majority shareholder. The purchase price for the acquisition including transaction costs was approximately $13.3 million. Together with the 19.9% of the issued share capital of XSG previously owned by the Company, the Company owned approximately 96.6% of the issued share capital of XSG upon closing. In addition the Company purchased the remaining 3.4% of the issued share capital of XSG on February 17, 1998 for approximately $576,000. The purchase price was funded with bank borrowings. This transaction will be accounted for under the purchase method of accounting.

 On February 27, 1998, the Company completed the acquisition of Xpedite Systems, Inc. In connection with the acquisition, the Company issued approximately eleven million shares of its common stock. This transaction will be accounted for as a pooling-of-interests. Xpedite is a worldwide leader and innovator in the enhanced fax services business and also provides discounted fax, e-mail, telex, Internet and mailgram services. Xpedite serves customers who require high-quality, cost-effective, rapid, and confirmed communications. Xpedite has developed sophisticated applications in a wide range of industries that enable customers to deliver common or customized documents to hundreds or thousands of recipients around the world via fax or electronic mail using Xpedite's proprietary, private, world-wide document distribution network (the "Xpedite Network"). Based in Eatontown, New Jersey, Xpedite delivers its document distribution services over the Xpedite Network, with points of presence in over 70 cities in approximately 29 countries around the world. The Xpedite Network includes over 14,500 dedicated lines in addition to complete Internet access and compatibility to allow for the ability to receive and deliver messages in whatever format is optimal to ensure timely delivery. The Company anticipates that it will record restructuring and other special charges before income taxes in the range of $50.0 million in connection with the Xpedite acquisition which includes restructuring and other special charges related to the Xpedite acquisition which were taken in the fourth quarter of 1997.